Exhibit 99.1

NEWS RELEASE

CONTACT:                   Gary S. Maier
Maier & Company, Inc
                (310) 442-9852

MOTORCAR PARTS OF AMERICA ACQUIRES LEADING
AUTOMOTIVE PARTS SUPPLIER

-- Fenco Acquisition More Than Doubles Revenues; Product Line Expansion --

LOS ANGELES, CA – May 9, 2011 – Motorcar Parts of America, Inc. (Nasdaq:MPAA) today announced it has acquired Fenwick Automotive Products Limited (Fenco) for 360,000 shares of Motorcar Parts’common stock.

“The acquisition complements our existing customer relationships and adds new sales cross-over opportunities.  In addition, the transaction greatly expands our strategic supplier relationships throughout Asia,” said Selwyn Joffe, chairman, president and chief executive officer of Motorcar Parts of America.

The acquisition is expected to more than double consolidated revenues.  In addition, the company expects to achieve annual savings of at least $20 million once the acquisition is integrated, which is expected to be completed within a two-year period.  Management anticipates Fenco will contribute at least $25 million of annual EBITDA from the existing revenue base once integration is complete.

  “Integrating the Fenco business into the MPA model is an exciting challenge,” Joffe said.  He noted that Fenco, which sells private label and branded products, is well-respected in the industry -- offering a broad array of non-discretionary automotive-related components, such as steering, brakes and clutches to original equipment replacement customers, as well as the majority of leading retail and traditional warehouse customers throughout North America.

Joffe emphasized that the acquisition complements the company’s existing position within the alternator and starter category to include high-growth, under-the-car product line applications with significant expansion opportunities moving forward.  “The acquisition provides a strategic platform for other add-on acquisitions, and the enhanced ability to develop and offer other products -- including those that support emerging automotive technologies,” Joffe said. “Fenco has done a tremendous job of launching critical application products into high-growth opportunity categories, and we look forward to continuing this success,” Joffe added.

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Motorcar Parts of America, Inc.
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“Fenco’s 60-year history highlights our commitment to the automotive industry and we look forward to continued success as a subsidiary of Motorcar Parts of America,” said Gordon Fenwick of Fenco Automotive.  “We have outstanding people and are excited to work with MPA to build an industry-leading organization.” Fenwick added that “an enhanced capital base and the adoption of best practices will better enable our organization to take advantage of new and existing opportunities within the market place.”

Motorcar Parts and Fenco are both customer-centric organizations, ISO/TS16949 registered, and recognized for the highest level of quality and service.

About Fenco Automotive Products Limited

Based in Toronto, Canada, Fenco Automotive Products Limited is a manufacturer and distributor of new and remanufactured aftermarket auto parts -- including steering components (pumps, gears and racks), brake calipers, master cylinders, hub assembly and bearings, clutches and clutch hydraulics, constant velocity drive shafts, water pumps, control arms and loaded struts for the full range of passenger and truck vehicles in use in the markets it serves. Its products are sold through all major distribution channels of the automotive aftermarket throughout the United States, Canada and Mexico. The company’s facilities are located in Pennsylvania, New Hampshire, Toronto and Mexico.  Additional information is available at www.fencoparts.com

About Motorcar Parts of America

Motorcar Parts of America, Inc. is a remanufacturer of alternators and starters for imported and domestic passenger vehicles, light trucks and heavy duty applications.  Its products are sold to automotive retail outlets and the professional repair market throughout the United States and Canada. The company’s facilities are located in California, Tennessee, Mexico, Malaysia and Singapore.  Additional information is available at www.motorcarparts.com

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company.  These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors.  Reference is also made to the Risk Factors set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC) in June 2010 and in its Forms 10-Q filed  with the SEC thereafter for additional risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.

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